Exhibit 99.1

Sphere 3D Corp. Provides November 2023 Production and Operation Updates

Toronto, Ontario--(Newsfile Corp. - December 05, 2023) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), dedicated to becoming the leading carbon-neutral Bitcoin mining company is providing results of its Bitcoin mining operation for Nov 2023.

Key Highlights:

  71.7 Bitcoin mined in November, up 4% from October and up 596% YoY.
  Month-end operating hash rate was 1.3 EH/s, flat from October and up 13X YoY.
  Uptime was 86%.

Metrics[1]	Nov 2022	Oct 2023	Nov 2023
Bitcoin Mined	10.3	69.2	71.7
Bitcoin Sold	4.9	74.3	65.0
Mining Revenue*	$0.2 million	$2.0 million	$2.6 million
Bitcoin Holdings	90.3	11.4	18.1
Deployed Miners	~1,000	~12,450	~12,800
Month End Deployed Hash Rate (EH/s)	100 PH/s	1.3 EH/s	1.3 EH/s
*Unaudited
[1] - Includes Sphere 3D assets temporarily custodied by Gryphon related to the terminated MSA

CEO Comments

"In November 2023, we mined 71.7 Bitcoin, representing a 596% increase year-over-year and a 4% increase from October 2023," said Patricia Trompeter, CEO of Sphere 3D. "We are seeing consistently higher production due to a reduction in curtailment at our hosting sites. We installed an additional 1,000 miners in November, 350 of which were tested and energized.  The remaining miners should come online in December and we should see the results in the coming months. As curtailments continue to improve we should be earning at full capacity. We are looking at various options on the market to maximize earning power and efficiency of our machines."

Core Scientific Update

As previously disclosed by the Company, on October 31, 2022, the Company filed an arbitration request against Core Scientific, Inc. asserting various claims, including breach of contract and conversion. In December 2022, Core Scientific, Inc. and certain of its affiliates (collectively, "Core") filed for Chapter 11 bankruptcy. In connection with the bankruptcy proceeding, Sphere 3D has filed proofs of claim against Core as part of a contested matter (the "Contested Matter"). On May 9, 2023, Core filed objections to Sphere 3D's proofs of claim in the Contested Matter.

On June 9, 2023, Core filed a motion for summary judgment seeking the summary dismissal of Sphere 3D's claims in the Contested Matter.  On August 7, 2023, the bankruptcy court held a hearing on the motion for summary judgment in the Contested Matter.  On August 9, 2023, the court entered an order denying the motion for summary judgment in the Contested Matter.

On November 21, 2023, also in connection with the bankruptcy proceeding, Core initiated an adversary proceeding (the "Adversary Proceeding") against Sphere 3D and Gryphon Digital Mining, Inc. ("Gryphon") seeking, among other things, damages attributable to purported construction costs associated with building Core's facilities, purported fees owed to Core, and lost profits. On November 25, 2023, Core filed a motion to consolidate the Adversary Proceeding with the Contested Matter and to vacate the trial schedule in the Contested Matter, which Sphere opposed. On December 1, 2023, the bankruptcy court denied Core's motion.

Sphere 3D anticipates that the bankruptcy court will hold a merits hearing in Q1 2024 to resolve its claims in the Contested Matter. The bankruptcy court has yet to enter a schedule in the Adversary Proceeding.

Sphere 3D intends to continue to vigorously prosecute the Contested Matter. Moreover, Sphere 3D disputes the allegations asserted in the Adversary Proceeding and intends to vigorously defend itself.

Gryphon Update

As previously disclosed, on October 6, 2023, Sphere 3D terminated, effective immediately, the Master Services Agreement ("MSA") between Sphere 3D and Gryphon, dated August 10, 2021, as amended on December 29, 2021. The termination of the MSA is expected to result in an additional 22.5% in gross profit.

Gryphon has informed Sphere 3D that it will be remitting outstanding proceeds, less fees and expenses, generated under the MSA that Sphere 3D asserts is currently held by Gryphon on behalf of Sphere 3D. Based on the information available to it, Sphere 3D believes that the proceeds to be remitted are approximately $695,000, before factoring in fees and expenses.

Havening Update

Sphere 3D has anticipated the havening and is preparing accordingly. We are focusing on various alternatives and are considering all options for growth, including but not limited to adding exahash organically, mergers and acquisitions, as well as other options.  Sphere 3D is currently focused on strategic opportunities and on maintaining operational efficiency. More to come in the near future!

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a net carbon-neutral cryptocurrency miner with more than a decade of proven enterprise data-services expertise. The Company is growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com